Exhibit 99.1

MORGANS HOTEL GROUP ANNOUNCES THE CLOSING OF THE FINANCING FOR
HARD ROCK EXPANSION PROJECT

Debt and Equity Financing in Place

New York, NY – June 6, 2008 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”) today announced that the Hard Rock joint venture between MHG and its equity partner, DLJ Merchant Banking Partners (“DLJMB”), has closed on the financing for the expansion of the Hard Rock Hotel & Casino in Las Vegas.

The financing consists of a construction loan of up to $620.0 million under the Hard Rock’s existing loan facility. Hard Rock has drawn $96.0 million for the expansion under the facility and anticipates drawing additional amounts as needed. MHG and DLJMB also amended their joint venture agreement to reflect DLJMB’s commitment to make additional capital contributions to Hard Rock of up to $144.0 million for the expansion project. In addition, up to $110.0 million will be made available by DLJMB (to the extent needed) to fund the satisfaction of minimum sales price or amortization payment requirements under the loan facility relating to the approximately 15.0 acres of excess land held for sale by Hard Rock.

Hard Rock also entered into a guaranteed maximum price contract with M.J. Dean Construction which covers the majority of work to be performed on the expansion project. The estimated total cost of the expansion project is approximately $760.0 million.

“We are quickly moving forward to transform this legendary Las Vegas property,” said Fred Kleisner, President and Chief Executive Officer of MHG. “Construction is underway and we have taken the steps to help ensure that the project is completed on time and on budget. With the expansion and other improvements to the existing facility, we are further enhancing Hard Rock’s status as the one true boutique hotel in Las Vegas.”

As planned, the new Hard Rock will have an additional 875 additional guestrooms, including an all-suite tower with upgraded amenities, approximately 60,000 square feet of meeting and convention space, and approximately 35,000 square feet of casino space. The project also includes an expansion of the hotel’s pool, several new food and beverage outlets, a new and larger “The Joint” concert hall, a new spa and exercise facility and additional retail space. Construction is expected to be completed in the second half of 2009. Recent renovations to the existing property include upgrades to existing suites, a new Ago restaurant and the new Wasted Space Lounge Bar. Other improvements to be completed in 2008 include the expansion of the Nobu restaurant and a new poker room.

Forward-Looking and Cautionary Statements
Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; risks associated with the acquisition, development and integration of properties; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; the impact of any material litigation; the loss of key members of our senior management; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in MHG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London. MHG and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. MHG has other property transactions in various stages of completion, including projects in Miami Beach, Florida; Chicago, Illinois; SoHo, New York; Las Vegas, Nevada; and Palm Springs, California. For more information please visit www.morganshotelgroup.com.

Contacts:

Richard Szymanski
Morgans Hotel Group
212-277-4188

Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449